Exhibit 99.1

Transcat, Inc.   35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

FOR IMMEDIATE RELEASE

Transcat, Inc. Promotes Lee D. Rudow to President

ROCHESTER, NY, September 12, 2012 – Transcat, Inc. (the “Company”) (NASDAQ: TRNS), a leading distributor of professional grade handheld test, measurement and control instrumentation, and accredited provider of calibration, repair and other measurement services, announced today that Lee D. Rudow has been promoted to President, in addition to his position as Chief Operating Officer effective September 11, 2012.

Charles P. Hadeed, Chief Executive Officer of Transcat, commented, “Since Lee joined Transcat last November as Chief Operating Officer, it was clear that we shared a common vision of Transcat’s future and our ability to execute against that vision.  Lee brought a wealth of industry knowledge and leadership experience to our company that is relevant for both our Product and Service segment, and he has a proven track record of fostering dynamic growth and sustained profitability.”

Lee D. Rudow, 48, has more than 25 years of senior executive experience in the calibration, test and measurement industry.  Before joining Transcat, Mr. Rudow served as Vice President in various capacities for Simco Electronics, Inc., an independent provider of global calibration, repair, and software solutions.  Prior to that, he was President and Chief Executive Officer of Davis Calibration, Inc. and served as President of its related business and predecessor, Davis Inotek Corp. and Davis Instruments Corp., respectively.

Mr. Rudow noted, “I have always been impressed with Transcat’s record of accomplishments and am extremely pleased to be a part of this successful business.  I look forward to my expanded leadership responsibilities in a company that maintains a compelling vision for growth and a strategic plan to see it through.”

ABOUT TRANSCAT
Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and compliance services including analytical instrument qualifications, equipment and process validation. Targeted industries include life science, biotechnology, medical device, pharmaceutical and other FDA-regulated industries, industrial manufacturing, energy and utilities, chemical manufacturing and other industries. Throughout its 17 strategically located centers of excellence in the United States, Canada and Puerto Rico, Transcat delivers precise services with reliable turn-around times. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be among the best in the industry.

In addition, Transcat operates as a leading distributor of professional grade handheld test, measurement and control instrumentation. Through its distribution products segment, Transcat markets and distributes premier and propriety brand instruments to nearly 15,000 customers. The Company offers access to more than 25,000 test, measurement and control products.

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Transcat, Inc. Promotes Lee D. Rudow to President
September 12, 2012

Transcat’s growth strategy is to expand its product and service platform comprised of a balanced suite of test products and analytical, calibration, compliance, and validation services.  The goal is to deliver specialized technical services with a quality assurance approach, which maximizes document accuracy and on-time job delivery. Transcat answers the call with cGMP, GLP, and GXP compliant services. Transcat can provide life science companies with a reliable alternative service and product solution to the OEMs and to the “generalist” service providers who cannot meet the client’s specialized needs.

More information about Transcat can be found on its website at: transcat.com

For more information contact:

John J. Zimmer
Sr. VP, Finance and CFO
Phone: (585) 352-7777
Email:  jzimmer@transcat.com

-OR-

Deborah K. Pawlowski
Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

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